Exhibit 4.10
AMENDMENT NO. 2
Dated April 12, 2011
          THIS AMENDMENT NO 2 (“Amendment 2”) to that certain Loan and Security Agreement No. 1451 dated as of December 30, 2008, as amended (“Agreement”), by and between Lighthouse Capital Partners VI, L.P., (“Lender”) and Kior, Inc. (“Borrower”).
RECITALS
          WHEREAS, Borrower and Lender have previously entered into that certain Loan and Security Agreement No. 1451 dated December 30, 2008 (the “Agreement”) (all capitalized terms not otherwise defined herein are defined in the Agreement);
          WHEREAS, Borrower has requested that Lender modify certain terms of its existing equipment loan financing; and
          WHEREAS, Lender has agreed to do so under the Agreement, subject to all of the terms and conditions hereof and of the Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Agreement and to perform such other covenants and conditions as follows:
Section 6 of the Agreement. Section 6.11 of the Agreement shall be deleted and replaced with the following:
     6.11 Issuance of New Warrants. On or before May 15, 2011, Borrower shall issue to Lender a New Warrant for the purchase of the $50,000 of Borrower’s Series C Preferred Stock, which series of preferred stock is to be authorized, designated, issued and sold for purposes of an equity financing of Borrower after the date hereof in the amount of at least $35,000,000 (the “Series C Offering”). In the event that the Series C Offering is not completed by such date, then in such event, Borrower shall issue to Lender a New Warrant for the purchase of 5,100 shares of Borrower’s existing Series B Preferred Stock, with an exercise price of $9.804, and Borrower shall take all steps necessary to authorize additional shares of Series B Preferred Stock (with identical terms, rights and privileges as the authorized and issued Series B Preferred Stock) for issuance under the New Warrant, including the amendment of Borrower’s Amended and Restated Certificate of Incorporation of Kior, Inc. Borrower’s failure to issue and deliver the New Warrants to Lender by May 15, 2011 shall be an Event of Default.
     Except as amended hereby, the Agreement remains unmodified and unchanged.

BORROWER:		LENDER:

Kior, Inc.		Lighthouse Capital Partners VI, L.P.
		By:	Lighthouse Management Partners VI, L.L.C., its general partner

By: Name:	/s/ Fred Cannon Fred Cannon	By: Name:	/s/ Ryan Turner Ryan Turner
Title:	President & CEO	Title:	Managing Director
KIOR, Inc.\Amendment #1 to LSA FINAL